EXHIBIT 99.1
PLUMAS BANCORP REPORTS FIRST QUARTER EARNINGS GROWTH
QUINCY, California, April 19, 2006 — Plumas Bancorp, a bank holding company and the parent company of Plumas Bank, (NASDAQ:PLBC), today announced that its first quarter 2006 earnings were $1,175,000, up an impressive 31% over the $897,000 earned during the comparable period in 2005. Basic earnings per share for the first quarter of 2006 climbed to 24 cents per share, or 26% from the 19 cents per share reported one year ago, and diluted earnings per share rose 28% to 23 cents as compared to the 18 cents per share for first quarter of 2005.
     “Contributing factors to our strong earnings this quarter were increased growth in overall loan balances, as well as the positive impact of the current rising interest rate environment on our earning assets,” stated Douglas N. Biddle, president and chief executive officer.
     Andrew J. Ryback, executive vice president and chief financial officer added, “We were also able to improve our efficiency ratios by carefully controlling our expenses.”
     The Company’s total assets on March 31, 2006 stood at $471 million, up 9% from the $431 million on March 31, 2005. Total deposits as of March 31, 2006 stood at $424 million, or 11%, over the $383 million at the end of the first quarter of 2005.
     The growth in total net loans over the past year was $35 million or 12% from the $285 million at the end of the first quarter of 2005 to $320 million on March 31, 2006. Total capital grew 15% from $28 million at the end of March, 2005 to $32 million on March 31, 2006.
     The annual meeting of shareholders is scheduled for May 17, 2006 in Quincy, California.
     Plumas Bank, the wholly owned subsidiary of Plumas Bancorp, operates twelve traditional branches plus four independent ATM sites in Northeastern California’s Plumas, Sierra, Lassen, Placer, Nevada, Modoc, and Shasta counties. The bank provides consumer and commercial banking services, mortgage banking, and various investment and insurance services.
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This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	Unaudited
	As of March 31,		Dollar	Percentage
	2006	2005	Change	Change
ASSETS
Cash and due from banks	$14,701	$13,300	$1,401	10.5%
Federal funds sold	13,655	—	13,655	100.0%
Investment securities	89,529	103,037	(13,508)	-13.1%
Loans, less allowance for loan losses of $3,436 at March 31, 2006 and $2,964 at March 31, 2005	320,251	285,594	34,657	12.1%
Premises and equipment, net	12,997	10,169	2,828	27.8%
Intangible assets, net	1,563	1,864	(301)	-16.1%
Bank owned life insurance	9,007	8,436	571	6.8%
Accrued interest receivable and other assets	9,429	8,924	505	5.7%

Total assets	$471,132	$431,324	$39,808	9.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$423,677	$383,096	$40,581	10.6%
Federal funds purchased	—	10,000	(10,000)	-100.0%
Accrued interest payable and other liabilities	4,829	3,874	955	24.7%
Junior subordinated deferrable interest debentures	10,310	6,186	4,124	66.7%

Total liabilities	438,816	403,156	35,660	8.8%
Shareholders’ equity	32,316	28,168	4,148	14.7%

Total liabilities and shareholders’ equity	$471,132	$431,324	$39,808	9.2%

KEY BALANCE SHEET DATA AND RATIOS
Nonperforming loans	$1,240	$1,429
Nonperforming assets	$1,285	$1,441
Nonperforming loans as a percentage of total loans	0.39%	0.50%
Nonperforming assets as a percentage of total assets	0.27%	0.33%
Allowance for loan losses as a percentage of total loans	1.06%	1.03%
Loan to deposit ratio	76.2%	75.3%
Capital ratios
Leverage	8.9%	7.9%
Tier 1 risk-based	10.6%	9.8%
Total risk-based	11.5%	10.6%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Three Months
	Ended March 31		Dollar	Percentage
	2006	2005	Change	Change
Interest income	$6,939	$5,660	$1,279	22.6%
Interest expense	1,548	923	625	67.7%

Net interest income before provision for loan losses	5,391	4,737	654	13.8%
Provision for loan losses	300	300	—	—%

Net interest income after provision for loan losses	5,091	4,437	654	14.7%
Non-interest income	1,112	1,109	3	0.3%
Non-interest expenses	4,310	4,201	109	2.6%

Income before provision for income taxes	1,893	1,345	548	40.7%
Provision for income taxes	718	448	270	60.3%

Net income	$1,175	$897	$278	31.0%

Basic earnings per share	$0.24	$0.19	$0.05	26.3%

Diluted earnings per share	$0.23	$0.18	$0.05	27.8%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$120	$98
Net loan charge-offs as a percentage of average loans	0.04%	0.04%
Return on average assets (annualized)	1.02%	0.86%
Return on average equity (annualized)	14.8%	12.7%
Net interest margin	5.14%	5.02%